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                                                           OMB APPROVAL
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                                                  OMB Number:         3235-0104
                                                  Expires:      January 31, 2005
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                                                  hours per response........0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Georgica (Azimuth Technologies), Inc.
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   (Last)                            (First)              (Middle)

     c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue
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                                    (Street)

     New York                        N.Y.                     10021
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     03/11/2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Anteon International Corporation ("ANT")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock, $0.01 par
value per share ("Common Stock")         18,823,410 (1)               (I)                 (2)
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Common Stock                              4,432,537 (1)               (I)                 (3)
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Common Stock                                  2,450                   (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Explanation of Responses:

The Reporting Person may be deemed a member of a Section 13(d) group that owns more than 10% of the Issuer's outstanding Common Stock. However, the Reporting Person disclaims such group membership, and this report shall not be deemed an admission that the Reporting Person is a member of a Section 13(d) group that owns more than 10% of the Issuer's outstanding Common Stock for purposes of
Section 16 or for any other purpose.

(1) The Reporting Person is the sole general partner of Georgica (Azimuth Technologies), L.P., which is the sole general partner of each of Azimuth Technologies, L.P. ("Azimuth I") and Azimuth Tech. II LLC ("Azimuth II" and, together with Azimuth I, the "Partnerships"). The Reporting Person's pecuniary interest in the securities held by the Partnerships is limited to its percentage interest in the Partnerships' interests in such securities.
(2)  By Azimuth I
(3)  By Azimuth II


GEORGICA (AZIMUTH TECHNOLOGIES), INC.


By:     /s/ Frederick J. Iseman                              March 11, 2002
   ------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Name:  Frederick J. Iseman
        Title: President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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